EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:               Kipp A Bedard                                                           Daniel Francisco
Investor Relations                                                     Micron Technology, Inc.
1-208-368-4465                                                             1-208-368-5584
kbedard@micron.com                                                dfrancisco@micron.com

Micron Technology Settles Lawsuit with Oracle

BOISE, Idaho, March 29, 2012 – Micron Technology, Inc. (NASDAQ: MU), announced today that it reached an agreement with Oracle America Inc. (“Oracle”) to settle a lawsuit filed by Oracle against Micron in the U.S. District Court for the Northern District of California. The lawsuit alleged a conspiracy to increase DRAM prices and other violations of federal and state antitrust and unfair competition laws based on purported conduct for the period from Aug. 1, 1998, through at least June 15, 2002, and sought joint and several damages, trebled, as well as restitution, disgorgement, attorneys' fees, costs and injunctive relief.  Pursuant to the settlement agreement, the parties agreed to a settlement and release of all claims and a dismissal with prejudice of the litigation.

Under applicable accounting principles, the effect of this settlement on Micron’s results of operations for the second fiscal quarter of 2012 is a reduction in revenue and an increase in the net loss attributable to Micron shareholders of $58 million as compared to the results previously reported on March 22, 2012, with corresponding adjustments to other items included in the company’s results of operations. As a result, for the second quarter of fiscal 2012, Micron’s net loss attributable to its shareholders was $282 million, or $0.29 per diluted share, on net sales of $2.009 billion. The full effect of the settlement on Micron’s results of operations and financial position for the second quarter of fiscal 2012 will be provided in Micron’s Form 10-Q.
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Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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